LEGG MASON INVESTMENT TRUST, INC.

                              ARTICLES OF AMENDMENT

         Legg Mason Investment Trust, Inc., a Maryland Corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: On November 10, 2000, the Board of Directors of Legg Mason Investment Trust, Inc. ("Board"), a Maryland Corporation ("Corporation") organized on October 8, 1999, under authority contained in the Corporation's charter, has:

              (a) increased the aggregate number of shares of capital stock that the Corporation has authority to issue from four hundred million (400,000,000) to five hundred million (500,000,000) shares; and

              (b) created and established a new share class of the Legg Mason Opportunity Trust to be known as "Legg Mason Opportunity Trust, Financial Intermediary Class shares" and designated all one hundred million (100,000,000) shares of capital stock that the Corporation is newly authorized to issue as shares of "Legg Mason Opportunity Trust, Financial Intermediary Class."

         The par value of shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares and the classifications and designations described herein, the aggregate par value of all of the authorized shares was four hundred thousand (400,000) dollars; as increased, the aggregate par value of all of the shares is five hundred thousand (500,000) dollars.

         SECOND: The Board, by action on November 10, 2000, has changed the name of the class of shares heretofore known as "Legg Mason Opportunity Trust, Navigator Class shares" to "Legg Mason Opportunity Trust, Institutional Class shares."

         THIRD: Each Class A, Primary Class, Institutional Class, and Financial Intermediary Class share of Legg Mason Opportunity Trust (the "Series") shall represent investment in the same pool of assets as every other share of the Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of the Series, except as provided in the Corporation's Articles of Incorporation and as set forth below:

         (1) The net asset values of Class A, Primary Class, Institutional Class, and Financial Intermediary Class shares shall be calculated separately. In calculating the net asset values,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

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                  (b) Each  class  shall be charged  separately  with such other expenses as may be permitted by U.S. Securities and Exchange Commission ("SEC") rule or order and as the Board shall deem appropriate;

                  (c) All other fees and expenses shall be charged to all classes of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

         (2) Dividends and other distributions shall be paid on Class A, Primary Class, Institutional Class, and Financial Intermediary Class shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A, Primary Class, Institutional Class, and Financial Intermediary Class shares. In calculating the amount of any dividend or other distribution,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board shall deem appropriate;

                  (c) All other fees and expenses shall be charged to each class of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

         (3) Each class of the Series shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes of the Series shall vote together, and every share of the Series, regardless of class, shall have an equal vote with every other share of the Series.

         FOURTH: Immediately before filing these Articles of Amendment, the Corporation had authority to issue four hundred million (400,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of four hundred thousand (400,000) dollars. These shares were classified as follows:

Designation                                 Number of Shares
Legg Mason Opportunity Trust                100,000,000 Class A Shares
                                            200,000,000 Primary Class Shares
                                            100,000,000 Navigator Class Shares

         FIFTH: Immediately after filing these Articles of Amendment, the Corporation shall have authority to issue five hundred million (500,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of five hundred thousand (500,000) dollars. These shares are classified as follows:

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Designation                     Number of Shares
Legg Mason Opportunity Trust    100,000,000 Class A Shares
                                200,000,000 Primary Class Shares
                                100,000,000 Institutional Class Shares
                                100,000,000 Financial Intermediary Class Shares

         SIXTH: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Sections 2-105(a)(12) and 2-605(a)(2) of the Maryland General Corporate Law to be made without action by the stockholders or matters reserved by the Corporation's charter to the Board of Directors.

         SEVENTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         EIGHTH: The undersigned Vice President and Secretary of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Vice President and Secretary and attested to by its Assistant Secretary on March 6, 2001.

ATTEST:                                 LEGG MASON INVESTMENT TRUST, INC.



/s/ Kevin Ehrlich                       By: /s/ Marc R. Duffy
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Kevin Ehrlich                               Marc R. Duffy
Assistant Secretary                         Vice President and Secretary



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